Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2016

ELYRIA, Ohio - (July 28, 2016) - Invacare Corporation (NYSE: IVC) today announced its financial results for the second quarter and first six months ended June 30, 2016.

On July 2, 2015, the company divested its United States medical device rentals businesses for long-term care facilities (rentals businesses), which were a part of the Institutional Products Group (IPG) segment. The rentals businesses were not deemed discontinued operations for financial reporting purposes, and therefore are included in 2015 GAAP and adjusted results below, unless otherwise noted.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER 2016

•	Reported net sales decreased 3.9% and constant currency net sales(a), excluding the divested rentals businesses, decreased 1.6% compared to the second quarter last year.

•
Reported gross margin as a percentage of net sales from continuing operations was lower by 0.2 of a percentage point compared to the second quarter last year. Excluding the impact of the divested rentals businesses from 2015, gross margin as a percentage of net sales for the second quarter of 2016 increased by 1.2 percentage points as compared to the second quarter last year.

•	Operating loss was $6.3 million compared to a loss of $5.9 million in the second quarter last year.

•
GAAP loss per share from continuing operations was $0.36 compared to loss per share of $0.26 in the second quarter last year. Adjusted net loss per share(b) from continuing operations was $0.33 compared to adjusted net loss per share of $0.25 in the second quarter last year.

•
Free cash flow(c) was negative $17.4 million compared to positive $8.9 million last year. The second quarter of 2015 included a positive free cash flow impact of $23.0 million as a result of cash received on the real estate sale and leaseback transaction completed in April 2015.

•
Debt outstanding as of June 30, 2016 was $197.5 million compared to $197.9 million as of March 31, 2016 and $48.3 million as of December 31, 2015. The increase in debt outstanding from the end of 2015 is the result of the issuance of $150.0 million in convertible debt during the first quarter of 2016.

•	Cash and cash equivalents were $125.3 million as of June 30, 2016, compared to $144.7 million on March 31, 2016 and $60.1 million as of December 31, 2015.

CEO SUMMARY

Commenting on the company's second quarter of 2016 financial results, Matthew E. Monaghan, chairman, president and chief executive officer, said, "During the quarter, we continued to execute our transformation from being a generalist durable medical equipment company to one more focused on solutions for clinically complex and post-acute care. Primarily as a result of this focus and excluding the impact of the divested rentals businesses, consolidated gross margin as a percentage of net sales improved by 1.2 percentage points and constant currency net sales decreased 1.6%. Lower net sales, increased warranty expense and higher interest expense from our issuance of convertible debt in the first quarter of 2016 led to an adjusted net loss per share of $0.33 in the second quarter of 2016 compared to an adjusted net loss per share of $0.25 in the second quarter last year. In the second quarter of 2016, free cash flow was negative $17.4 million driven by the net loss in the period, the final payment of $10.6 million related to a previously disclosed tax liability, and increases in both accounts receivable and inventory."

Monaghan continued, "Our short-term metric for assessing the success of our transformation is gross margin improvement as a percentage of net sales. For the third consecutive quarter the North America/Home Medical Equipment (HME) segment improved gross margin as a percentage of net sales with an increase of 2.5 percentage points compared to the second quarter last year driven by net sales increases in mobility and seating products. Excluding the impact of the divested rentals businesses, consolidated gross profit dollars increased compared to second quarter last year largely driven by the Europe segment with contributions from the Asia/Pacific and North America/HME segments. As we continue to pursue our turnaround with additional investments, we intend to increase gross profit dollars over time in addition to the gross margin percentage. While we are executing this transformation, we will be managing through external uncertainty, including foreign currency fluctuations driven by the recent Brexit vote, as well as continued reimbursement pressures, particularly the ongoing roll-out of National Competitive Bidding in the United States. We remain excited about the opportunities ahead of us, and our mission to provide clinical solutions to the growing demographic in need of our products."

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Net sales for the second quarter decreased 3.9% to $275.0 million from $286.3 million in the second quarter last year. Constant currency net sales decreased 4.1% for the quarter compared to the second quarter last year. Net sales and constant currency net sales increased in the Europe and Asia/Pacific segments, but were more than offset by declines in the IPG and North America/HME segments. Excluding the impact from the divested rentals businesses, constant currency net sales decreased 1.6% for the quarter compared to the second quarter last year.

For the second quarter, gross margin as a percentage of net sales was lower by 0.2 of a percentage point compared to the second quarter last year. Excluding the impact of the divested rentals businesses, gross margin as a percentage of net sales for the second quarter of 2016 increased by 1.2 percentage points as compared to the second quarter last year driven by favorable sales mix, manufacturing costs and freight costs partially offset by unfavorable warranty expense. Both gross margin as a percentage of net sales and gross profit dollars increased for all segments, except the IPG segment.

In the second quarter, SG&A expense decreased by 4.0% to $79.3 million from $82.5 million last year. Foreign currency translation reduced SG&A expense by $0.2 million, or 0.3 percentage points. Excluding the impacts of the divested rentals businesses and foreign currency translation, SG&A expense increased $2.5 million, or 3.2%, compared to the second quarter last year primarily related to increased employment and product liability costs.

The company incurred net interest expense of $3.8 million in the second quarter of 2016 compared to $0.5 million in the second quarter last year. The net increase of $3.3 million was primarily due to the convertible debt issuance in the first quarter of 2016. The increase in interest expense is primarily reflected in the North America/HME segment.

For the second quarter, GAAP loss per share was $0.36 compared to loss per share of $0.26 for the second quarter last year ($11.6 million net loss compared to $8.2 million net loss). The current quarter net loss was impacted by unfavorable net sales, interest expense and warranty expense. The net losses for the second quarter of 2016 and 2015 were negatively impacted by restructuring charges of $0.02 ($0.7 million after-tax expense) and $0.02 per share ($0.6 million after-tax expense), respectively.

For the second quarter of 2016, adjusted net loss per share was $0.33 compared to adjusted net loss per share of $0.25 for the second quarter last year ($10.5 million adjusted net loss compared to $8.0 million adjusted net loss). The increase in adjusted net loss was driven by unfavorable net sales, warranty expense and interest expense.

For the six months ended June 30, 2016, net sales decreased 7.4% to $532.6 million from $575.3 million in the same period last year while constant currency net sales decreased 5.6% compared to the same period last year. Constant currency net sales increased in the Europe and Asia/Pacific segments, but were more than offset by declines in the North America/HME and IPG segments. Excluding the impact from the divested rentals businesses, constant currency net sales decreased 3.2% for the first six months of 2016 compared to the first six months last year.

For the six months ended June 30, 2016, gross margin as a percentage of net sales was lower by 0.2 of a percentage point compared to the first six months last year. Excluding the impact of the divested rentals businesses from 2015, gross margin as a percentage of net sales for the first six months of 2016 increased by 1.1 percentage points as compared to the same period last year driven by favorable sales mix and manufacturing costs partially offset by unfavorable warranty expense.

For the six months ended June 30, 2016, SG&A expense decreased by 6.9% to $152.5 million from $163.8 million last year. Foreign currency translation reduced SG&A expense by $3.1 million, or 1.9 percentage points. Excluding the impacts of the divested rentals businesses and foreign currency translation, SG&A expense increased $3.1 million, or 2.0%, compared to the first six months last year primarily related to increased employment and product liability costs.

The company incurred net interest expense of $5.7 million in the first six months of 2016 compared to $1.2 million last year. The net increase of $4.5 million was due to the convertible debt issuance in the first quarter of 2016 and to a lesser extent capital lease interest expense as a result of the real estate sale and leaseback transaction completed during the second quarter of 2015. The increase in interest expense is primarily reflected in the North America/HME segment.

For the six months ended June 30, 2016, GAAP loss per share was $0.63 compared to a loss per share of $0.49 for the first six months last year ($20.2 million net loss compared to $15.7 million net loss). The net loss for the first six months of 2016 was impacted by unfavorable net sales, warranty expense and interest expense. The net losses for the first six months of 2016 and 2015 were negatively impacted by restructuring charges of $0.02 ($0.8 million after-tax expense) and $0.03 per share ($0.9 million after-tax expense), respectively. In addition, the net loss for the first six months of 2015 was negatively impacted by $0.02 per share ($0.7 million after-tax expense) for the write-off of bank fees related to a previous debt agreement.

For the six months ended June 30, 2016, adjusted net loss per share was $0.58 compared to adjusted net loss per share of $0.47 for the first six months last year ($18.8 million adjusted net loss compared to $15.1 million adjusted net loss). The increase in adjusted net loss was driven by unfavorable net sales, warranty expense and interest expense.

EUROPE

For the second quarter, European net sales increased 6.7% to $136.9 million from $128.2 million in the second quarter last year. Constant currency net sales for the quarter increased 5.5% compared to the second quarter last year. The improvement in net sales and constant currency net sales was driven by increases in lifestyle and mobility and seating products partially offset by decreases in respiratory products. For the second quarter, earnings before income taxes increased to $6.8 million compared to $6.1 million in the second quarter last year. This increase in earnings was primarily due to increased net sales and favorable sales mix partially offset by increased warranty expense and SG&A expense related to employment costs. Gross margin as a percentage of net sales and gross profit dollars increased in the quarter compared to the second quarter last year.

For the six months ended June 30, 2016, European net sales increased 1.2% to $260.2 million from $257.2 million for the same period last year. Constant currency net sales for the first six months of 2016 increased 3.9% compared to the same period last year. The improvement in net sales and constant currency net sales was driven by increases in mobility and seating and lifestyle products partially offset by decreases in respiratory products. For the six months ended June 30, 2016, earnings before income taxes decreased to $12.5 million compared to $13.6 million in the same period last year. This reduction in earnings was primarily due to increased SG&A expense primarily related to employment costs, increased warranty expense, and unfavorable sales mix.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the second quarter, North America/HME net sales decreased 8.0% to $109.6 million from $119.0 million in the second quarter last year. Constant currency net sales decreased 7.6% compared to the second quarter last year. The decrease in net sales and constant currency net sales was driven by declines in lifestyle and respiratory products partially offset by increases in mobility and seating products. Loss before income taxes was $11.4 million in the second quarter of 2016 compared to loss before income taxes of $7.8 million in the second quarter last year. This increase in loss before income taxes was a result of reduced net sales, increased interest expense and higher warranty expense partially offset by stronger gross margin as a result of favorable sales mix. During the quarter, gross margin as a percentage of net sales increased and gross profit dollars were marginally positive compared to the second quarter last year.

For the six months ended June 30, 2016, North America/HME net sales decreased 11.6% to $215.9 million from $244.2 million in the same period last year. Constant currency net sales decreased 11.1% compared to the same period last year. The decrease in net sales and constant currency net sales was driven by declines in lifestyle and respiratory products partially offset by increases in mobility and seating products. Loss before income taxes was $20.1 million in the first six months of 2016 compared to loss before income taxes of $16.7 million in the same period last year. This increase in loss before income taxes was a result of net sales declines, increased interest expense and higher warranty expense partially offset by stronger gross margin as a result of favorable sales mix and reductions in SG&A expense primarily related to regulatory and compliance costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the second quarter, IPG net sales decreased 41.1% to $16.1 million from $27.4 million in the second quarter last year. Constant currency net sales decreased 41.0%. Excluding the net sales impact of the divested rentals businesses, reported net sales decreased by 20.3% and by 20.2% on a constant currency basis. During the second quarter, the IPG leadership team enhanced its focus on building a post-acute care sales force, including investments in clinical sales training, assessment of customer call points, and recruitment. Transforming the post-acute care business, principally in the IPG segment, is the second phase of the company's transformation. The first phase, which began in 2015, included building the North America/HME complex rehabilitation sales force. Earnings before income taxes were $1.5 million in the second quarter of 2016 compared to earnings before income taxes of $2.3 million in the second quarter last year. This decrease in earnings before income taxes was largely due to net sales declines and a reduced gross margin related to increased warranty costs, partially offset by reduced SG&A expense related to employment costs. In addition to pressure on gross margin as a percentage of net sales during the quarter, gross profit dollars were down compared to the second quarter last year.

For the six months ended June 30, 2016, IPG net sales decreased 33.0% to $34.4 million from $51.3 million in the same period last year. Constant currency net sales decreased 32.6%. Excluding the net sales impact of the divested rentals businesses, reported net sales decreased by 7.0% and by 6.5% on a constant currency basis. Earnings before income taxes were $2.8 million in the first half of 2016 compared to earnings before income taxes of $3.6 million in the same period last year. This decrease in earnings before income taxes was largely due to net sales declines and a reduced gross margin primarily attributable to increased warranty costs.

ASIA/PACIFIC

For the second quarter of 2016, Asia/Pacific net sales increased 7.1% to $12.5 million from $11.7 million in the second quarter last year. Constant currency net sales increased 13.2%. The improvement in net sales and constant currency net sales was due to net sales increases in the Australian distribution business and at the company's subsidiary that produces microprocessor controllers. For the second quarter, loss before income taxes was $0.4 million compared to loss of $0.9 million in the second quarter last year. The decrease in loss before income taxes was largely due to favorable gross margin related to reduced manufacturing and freight costs. Gross margin as a percentage of net sales and gross profit dollars increased in the quarter compared to the second quarter last year.

For the six months ended June 30, 2016, Asia/Pacific net sales decreased 2.3% to $22.1 million from $22.6 million in the same period last year. Constant currency net sales increased 5.4% due to net sales increases in the Australian distribution business and at the company's subsidiary that produces microprocessor controllers. For the first half of 2016, loss before income taxes was $1.1 million compared to loss of $2.2 million in the same period last year. The decrease in loss before income taxes was largely due to favorable gross margin related to reduced manufacturing and freight costs.

FINANCIAL CONDITION

Total debt outstanding as of June 30, 2016 was $197.5 million, compared to $197.9 million as of March 31, 2016 and $48.3 million at December 31, 2015. The company's total debt outstanding as of June 30, 2016 consisted of $163.4 million in convertible debt and $34.1 million of other debt, principally lease liabilities. Long-term debt as of June 30, 2016 included unamortized debt discount related to the convertible debt issuance of $32.7 million and an additional offset for debt fees incurred related to the convertible debt of $5.5 million. In addition, the total debt outstanding included the convertible debt discount for the convertible debt due in February 2027, which reduced convertible debt and increased equity by $0.8 million as of June 30, 2016. The company had zero drawn on its revolving credit facilities as of June 30, 2016.

In the second quarter of 2016, the company reported negative free cash flow of $17.4 million compared to positive free cash flow of $8.9 million in the second quarter last year. The second quarter of 2016 free cash flow was unfavorably impacted by the net loss in the period, the final payment of $10.6 million related to a previously disclosed liability for uncertain tax positions and current taxes payable, and increases in both accounts receivable and inventory. For the purposes of simplifying the analysis of financial results between periods, the company provides a comparison of free cash flow from the first half of 2016 to the first half of 2015, which eliminates certain timing differences between quarters that are contained in the first half of both years. For the first six months of 2016, the company reported negative free cash flow of $57.6 million compared to negative free cash flow of $16.6 million in the first six months of 2015. The first six months of 2016 free cash flow was unfavorably impacted by a net loss in the period, tax payments related to the previously disclosed tax liability noted above of $12.5 million, and increases in both inventory and accounts receivable. The first six months of 2015 free cash flow included a positive free cash flow impact of $23.0 million as a result of cash received from the real estate sale and leaseback transaction and a negative impact of $11.0 million for retirement payments related to the 2014 retirements of executive officers of the company. Excluding the tax payment, free cash flow in the first six months of 2016 was negative $45.1 million. Excluding the positive impact of the real estate sale and leaseback transaction and the negative impact of the retirement payments, free cash flow in the first six months of 2015 was negative $28.6 million.

The company's cash balances were $125.3 million as of June 30, 2016, compared to $144.7 million on March 31, 2016 and $60.1 million as of December 31, 2015. Cash balances declined in the second quarter of 2016 compared to first quarter of 2016 primarily due to negative free cash flow. The increase in cash balances compared to December 31, 2015 was the result of the net proceeds received from the issuance of convertible debt in the first quarter of 2016.

As of the end of the second quarter, days sales outstanding were 46 days, up from 42 days as of December 31, 2015 and down from 49 days as of June 30, 2015. At the end of the second quarter, inventory turns were 4.7, as compared to 5.0 as of December 31, 2015 and 4.7 as of June 30, 2015.

STATUS OF THE CONSENT DECREE

On December 21, 2012, the company entered into a consent decree of injunction with the United States Food and Drug Administration (FDA) related to the company's Corporate headquarters and Taylor Street wheelchair manufacturing facility in Elyria, Ohio. The consent decree limits production at the Taylor Street manufacturing facility to orders meeting certain documentation requirements. In order to resume full operations at the impacted facilities, the company must complete three separate independent expert certification audits, followed by an FDA inspection and written determination that the facilities are in compliance.

As noted in the company's Form 8-K filing on June 8, 2016, the company received a letter from the FDA in follow up to the FDA’s 2015 inspection of the Corporate and Taylor Street facilities, which included the matters covered by the first and second expert certification reports previously accepted in 2013. In its response the FDA clarified its requirement for the company to complete the remediation of certain design history files (DHFs) before the company can design any new Taylor Street wheelchair devices or proceed further on the third phase of the consent decree. The specified DHFs must be completed, then recertified by the company’s third-party expert, whose updated report must be accepted by the FDA. The company cannot predict the acceptance of this report by the FDA, the timing of the inspection, nor any remaining work that may be needed to meet the FDA's requirements for resuming full operations at the impacted facilities.

For more information about the consent decree, refer to the company's Form 10-K and 10-Q filings with the Securities and Exchange Commission (SEC).

(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional current currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and six months ended June 30, 2016 and June 30, 2015, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Statement of Operations included in this press release.

(c) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Balance Sheets included in this press release.

(d) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss from continuing operations excluding the amortization of convertible debt discounts recorded in interest expense ($1.6 million and $2.2 million pre-tax for the three and six months ended June 30, 2016 compared to $0.2 million and $0.4 million pre-tax for the three and six months ended June 30, 2015, respectively) and gains on convertible debt derivatives ($0.5 million and $1.1 million for the three and six months ended June 30, 2016). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations with a current year adjusted pretax loss and a valuation allowance, or the exclusion of uncertain tax liabilities deemed not related to current operations. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the company will conduct a conference call for investors and other interested parties on Thursday, July 28, 2016, at 8:30 AM ET to discuss the company’s performance. Those wishing to participate in the live call should dial 888-500-6973, or for international callers 719-325-2326, and enter Conference ID 4209499. A digital recording will be available two hours after completion of the conference call from July 28, 2016 through August 4, 2016. To access the recording, US/Canada callers should dial 888-203-1112, or 719-457-0820 for international callers, and enter the Conference ID 4209499.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: adverse effects of the company’s consent decree of injunction with the U.S. Food and Drug Administration (FDA), including but not limited to, compliance costs, limitations on the production and/or distribution of the company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or limitations on the company’s ability to design new power wheelchairs at its Corporate and Taylor Street facilities; any circumstances or developments that might delay or adversely impact the FDA's acceptance of the expert’s updated report on the remediation of specified DHFs, FDA's acceptance of the third, most comprehensive expert certification audit report, FDA's acceptance of the company's own written report as required by the consent decree, or FDA's inspection of the company's quality systems at the Elyria, Ohio, facilities impacted by the consent decree, including any possible failure to comply with the consent decree or FDA regulations, requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations in the United States or abroad; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental enforcement actions; product liability or warranty claims; product recalls, including more extensive recall experience than expected; the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks; exchange rate fluctuations, particularly in light of the relative importance of the company's foreign operations to its overall financial performance; legal actions, including adverse judgments or settlements of litigation or claims in excess of available insurance limits; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the continuing roll out of the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act of 2010 (such as, for example, the impact on the company of the excise tax on certain medical devices, and the company's ability to successfully offset such impact); ineffective cost reduction and restructuring efforts or inability to realize anticipated cost savings or achieve desired efficiencies from such efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; tax rate fluctuations; additional tax expense or additional tax exposures could affect the company's future profitability and cash flow; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risk of cybersecurity attack, data breach or data loss and/or delays in or inability to recover or restore data and IT systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; decreased availability or increased costs of materials which could increase the company's costs of producing or acquiring the company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt; provisions of Ohio law or in the company's debt agreements, charter documents or other agreements that may prevent or delay a change in control, as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales	$275,037	$286,273	$532,589	$575,297
Cost of products sold	201,442	208,986	391,134	420,915
Gross Profit	73,595	77,287	141,455	154,382
Selling, general and administrative expenses	79,252	82,545	152,465	163,785
Charges related to restructuring activities	689	689	791	929
Operating Loss	(6,346)	(5,947)	(11,801)	(10,332)
Gain on convertible debt derivatives	(486)	—	(1,090)	—
Interest expense - net	3,770	545	5,710	1,199
Loss from Continuing Operations before Income Taxes	(9,630)	(6,492)	(16,421)	(11,531)
Income taxes	1,950	1,725	3,775	4,200
Loss from Continuing Operations	(11,580)	(8,217)	(20,196)	(15,731)

Gain on Sale of Discontinued Operations (net of tax of $140 for 2015)	—	—	—	260
Total Net Earnings from Discontinued Operations	—	—	—	260

Net Loss	$(11,580)	$(8,217)	$(20,196)	$(15,471)

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.36)	$(0.26)	$(0.63)	$(0.49)
Total Net Earnings from Discontinued Operations	$—	$—	$—	$0.01
Net Loss per Share—Basic	$(0.36)	$(0.26)	$(0.63)	$(0.48)

Weighted Average Shares Outstanding—Basic	32,176	32,131	32,274	32,128

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations *	$(0.36)	$(0.26)	$(0.63)	$(0.49)
Total Net Earnings from Discontinued Operations	$—	$—	$—	$0.01
Net Loss per Share—Assuming Dilution *	$(0.36)	$(0.26)	$(0.63)	$(0.48)

Weighted Average Shares Outstanding—Assuming Dilution	32,530	32,888	32,572	32,646
__________
* Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE(b)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
Continuing Operations:	2016	2015	2016	2015
Net loss per share - assuming dilution*	$(0.36)	$(0.26)	$(0.63)	$(0.49)
Weighted average shares outstanding- assuming dilution	32,176	32,131	32,274	32,128
Net loss	(11,580)	(8,217)	(20,196)	(15,731)
Income taxes	1,950	1,725	3,775	4,200
Loss before income taxes	(9,630)	(6,492)	(16,421)	(11,531)
Amortization of discount on convertible debt	1,557	197	2,221	387
Gain on convertible debt derivatives	(486)	—	(1,090)	—
Adjusted loss before income taxes	(8,559)	(6,295)	(15,290)	(11,144)
Adjusted Income taxes	1,900	1,675	3,500	3,950
Adjusted net loss (d)	$(10,459)	$(7,970)	$(18,790)	$(15,094)

Weighted average shares outstanding - assuming dilution	32,176	32,131	32,274	32,128
Adjusted net loss per share - assuming dilution (b) *	$(0.33)	$(0.25)	$(0.58)	$(0.47)

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(d) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance.

(d) Adjusted net loss is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss from continuing operations excluding the amortization of convertible debt discounts recorded in interest expense ($1.6 million and $2.2 million pre-tax for the three and six months ended June 30, 2016 compared to $0.2 million and $0.4 million pre-tax for the three and six months ended June 30, 2015, respectively) and gains on convertible debt derivatives ($0.5 million and $1.1 million for the three and six months ended June 30, 2016). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations with a current year adjusted pretax loss and a valuation allowance, or the exclusion of uncertain tax liabilities deemed not related to current operations.

*Net loss per share assuming dilution and adjusted net loss per share(b) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America / Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $35,459,000 and $71,303,000 for the three and six months ended June 30, 2016, respectively, compared to $38,533,000 and $71,374,000 for the three and six months ended June 30, 2015, respectively. The information by segment is as follows:

	Three Months Ended			Six Months Ended
(In thousands)	June 30,			June 30,
	2016	2015	Change	2016	2015	Change
Revenues from external customers
North America/HME	$109,563	$119,023	$(9,460)	$215,934	$244,187	$(28,253)
Institutional Products Group	16,115	27,370	(11,255)	34,359	51,284	(16,925)
Europe	136,872	128,221	8,651	260,204	257,222	2,982
Asia/Pacific	12,487	11,659	828	22,092	22,604	(512)
Consolidated	$275,037	$286,273	$(11,236)	$532,589	$575,297	$(42,708)

Earnings (loss) before income taxes
North America/HME	$(11,402)	$(7,821)	$(3,581)	$(20,082)	$(16,651)	$(3,431)
Institutional Products Group	1,486	2,277	(791)	2,841	3,575	(734)
Europe	6,773	6,081	692	12,505	13,605	(1,100)
Asia/Pacific	(365)	(932)	567	(1,107)	(2,174)	1,067
All Other	(6,122)	(6,097)	(25)	(10,578)	(9,886)	(692)
Consolidated	$(9,630)	$(6,492)	$(3,138)	$(16,421)	$(11,531)	$(4,890)
__________
“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments, and gain or loss on convertible debt derivatives.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change for continuing operations as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) as well as net sales further adjusted to exclude the impact of the sale of the rentals businesses, which were sold in July 2015 and not deemed discontinued operations for financial reporting purposes. The current year functional current currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended June 30, 2016 compared to June 30, 2015:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(8.0)%	(0.4)%	(7.6)%
Institutional Products Group	(41.1)%	(0.1)%	(41.0)%
Europe	6.7%	1.2%	5.5%
Asia/Pacific	7.1%	(6.1)%	13.2%
Consolidated	(3.9)%	0.2%	(4.1)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(41.1)%	(20.8)%	(20.3)%
Consolidated	(3.9)%	(2.4)%	(1.5)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(41.0)%	(20.8)%	(20.2)%
Consolidated	(4.1)%	(2.5)%	(1.6)%

Six months ended June 30, 2016 compared to June 30, 2015:

	Reported	Foreign Exchange Translation Impact	Constant Currency
North America / HME	(11.6)%	(0.5)%	(11.1)%
Institutional Products Group	(33.0)%	(0.4)%	(32.6)%
Europe	1.2%	(2.7)%	3.9%
Asia/Pacific	(2.3)%	(7.7)%	5.4%
Consolidated	(7.4)%	(1.8)%	(5.6)%

	Reported	Impact of Rentals Businesses	Reported excluding Rentals Businesses
Institutional Products Group	(33.0)%	(26.0)%	(7.0)%
Consolidated	(7.4)%	(2.3)%	(5.1)%

	Constant Currency	Impact of Rentals Businesses	Constant Currency excluding Rentals Businesses
Institutional Products Group	(32.6)%	(26.1)%	(6.5)%
Consolidated	(5.6)%	(2.4)%	(3.2)%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2016	December 31, 2015
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$125,305	$60,055
Trade receivables, net	148,196	133,655
Installment receivables, net	1,433	1,145
Inventories, net	147,515	132,807
Other current assets	34,671	34,459
Total Current Assets	457,120	362,121
Other Assets	58,899	35,659
Property and Equipment, net	77,301	78,683
Goodwill	379,222	361,680
Total Assets	$972,542	$838,143
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$104,161	$105,608
Accrued expenses	121,139	122,420
Current taxes, payable and deferred	5,871	17,588
Short-term debt and current maturities of long-term obligations	1,991	2,028
Total Current Liabilities	233,162	247,644
Long-Term Debt	156,485	45,092
Other Long-Term Obligations	110,369	82,589
Shareholders’ Equity	472,526	462,818
Total Liabilities and Shareholders’ Equity	$972,542	$838,143

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(c)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2016	2015	2016	2015
Net cash used by operating activities	$(15,126)	$(12,604)	$(53,831)	$(35,395)
Plus:
Sales of property and equipment	16	23,011	20	23,089
Less:
Purchases of property and equipment	(2,339)	(1,465)	(3,803)	(4,283)
Free Cash Flow(c)	$(17,449)	$8,942	$(57,614)	$(16,589)

(c) Free cash flow is a non-GAAP financial measure that is comprised of net cash used by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments.